Exhibit 23.3

CONSENT OF INDEPENDENT Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Azora Therapeutics, Inc. (formerly known as Adial Pharmaceuticals, Inc.) of our report dated August 10, 2026, with respect to the consolidated financial statements of Azora Therapeutics, Inc. for the years ended December 31, 2025 and 2024 included in the Current Report on Form 8-K/A of Azora Therapeutics, Inc. (formerly known as Adial Pharmaceuticals, Inc.) dated August 10, 2026.

/s/ CBIZ CPAs P.C.

Melville, NY
November 13, 2026